As filed with the Securities and Exchange Commission on February 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-2546083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

60 Leveroni Court

Novato, CA 94949

(415) 483-8800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Incentive Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plans)

Emil D. Kakkis, M.D., Ph.D.

President and Chief Executive Officer

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court Novato, CA 94949

(415) 483-8800

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Shalini Sharp, Chief Financial Officer

Lisa M. Kahle, Esq., Senior Corporate Counsel

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, CA 94949

Telephone: (415) 483-8800

Facsimile: (415) 483-8810

Ryan A. Murr, Esq. Sean Sullivan, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105-0921 Telephone: (415) 393-8200 Facsimile: (415) 393-8306

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share (3)	1,401,180	$56.31	$78,900,445.80	$ 9,168.23
Common Stock, $0.001 par value per share (4)	350,295	$56.31	$19,725,111.45	$ 2,292.06
Total	1,751,475			$11,460.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), which become issuable under the 2014 Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on The NASDAQ Global Select Market, on January 28, 2015.
(3)	Represents shares of Common Stock reserved for issuance under the 2014 Plan.
(4)	Represents shares of Common Stock reserved for issuance under the ESPP.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Ultragenyx Pharmaceutical Inc. (the “Company” or “Registrant”), relating to (i) 1,401,180 shares of the Company’s Common Stock, to be issued pursuant to the 2014 Plan, and (ii) 350,295 shares of the Company’s Common Stock, to be issued pursuant to the ESPP. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-194773), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index included in this registration statement, which is incorporated into this Item 8 herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Novato, California on February 3, 2015.

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Emil Kakkis
Emil D. Kakkis, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Emil D. Kakkis, M.D., Ph.D. and Shalini Sharp, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 of Ultragenyx Pharmaceutical Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emil Kakkis Emil D. Kakkis, M.D., Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	February 3, 2015

/s/ Shalini Sharp Shalini Sharp	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	February 3, 2015

/s/ Theodore Huizenga Theodore Huizenga	Corporate Controller (Principal Accounting Officer)	February 3, 2015

/s/ Eran Nadav Eran Nadav, Ph.D.	Chairman of the Board	February 3, 2015

/s/ William Aliski William Aliski	Director	February 3, 2015

/s/ Matthew Fust Matthew Fust	Director	February 3, 2015

/s/ Clay Siegall Clay Siegall, Ph.D.	Director	February 3, 2015

Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Ultragenyx Pharmaceutical Inc., as currently in effect	8-K	2/5/2014	3.1

4.2	Amended and Restated Bylaws of Ultragenyx Pharmaceutical Inc., as currently in effect	8-K	2/5/2014	3.2

4.3	Form of Common Stock Certificate	S-1	11/8/2013	4.2

4.4	2014 Incentive Plan	S-1	1/17/2014	10.13

4.5	2014 Employee Stock Purchase Plan	S-1	1/17/2014	10.19

5.1	Opinion of Gibson, Dunn & Crutcher LLP				X

23.1	Consent of Independent Registered Public Accounting Firm				X

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (included on the signature page to this registration statement)				X